UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________

AMNDMENT NO. 1 TO FORM 8-K
_______________

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2007

FAMILY HEALTHCARE SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-28881	88-0403762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

598 Broadway, 3rd Floor, New York, NY	10012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(646) 839-5500

Via Simon Bolivar Edificio El Congrejo, Officina 22, Panama 0818-0031
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

Item 1.01                      Entry into a Material Definitive Agreement.

On June 20, 2007 (the “Closing Date”), Family Healthcare Solutions, Inc., a Nevada Corporation (“FHCS”), certain FHCS shareholders (“FHCS Shareholders”); Mega Media Group, Inc., a New York Corporation (“Mega Media” or “MMG”), and certain Mega Media shareholders and note holders (separately, “MM Shareholders” or “MM Note Holders”, respectively) (collectively, Mega Media, the MM Shareholders and MM Note Holders shall be known as the “MM Group”), entered into a Stock Purchase and Share Exchange Agreement (the “Exchange Agreement”) pursuant to which FHCS will acquire 100% of the issued and outstanding capital stock of Mega Media owned by the MM Shareholders, making Mega Media a wholly owned subsidiary of FHCS, and convert into equity $877,000 in convertible debentures from the MM Note Holders, in exchange for the issuance by FHCS to the MM Shareholders and MM Note Holders of 49,990,406 shares of FHCS common stock, par value $0.001 per share, which shall constitute 68.50% of FHCS’s issued and outstanding fully diluted common stock after the transaction is closed (the “Exchange”).  Such shares will be restricted in accordance with Rule 144 of the 1933 Securities Act.  As additional consideration, the FHCS Shareholders agreed to cancel 13,161,033 shares of common stock.  The FHCS stockholders immediately prior to the Closing Date will own 28.50% of the issued and outstanding fully diluted common stock of FHCS after the transaction is closed.  For arranging the transaction, FHCS also agreed to issue to First Capital Invest Corp. 2,189,361 shares of common stock or 3% of the issued and outstanding fully diluted common stock of FHCS after the transaction is closed.

This transaction is discussed more fully in Item 2.01 below and is incorporated herein by reference.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

Closing of Exchange Agreement

The Exchange.  On June 20, 2007, the Exchange described in Item 1.01 was completed (the “Closing”). Pursuant to the terms and conditions of the Exchange Agreement:

▪
On the Closing Date, the holders of all of the Mega Media (i) common shares, consisting of 5,327,446 shares of common stock, par value $0.001 per share; (ii) preferred shares, consisting of 14,417,000 shares of preferred stock, par value $0.001 per share; and (iii) convertible notes in the sum of $877,000, shall deliver to FHCS certificates or other documents evidencing all of the issued and outstanding Mega Media common and preferred shares, endorsed in blank or with executed power attached thereto in transferable form, and conversion notices evidencing full satisfaction of the notes.  On the Closing Date, all previously issued and outstanding common and preferred shares of Mega Media shall be transferred to FHCS and certain convertible notes of Mega Media shall be canceled, so that Mega Media shall become a wholly-owned subsidiary of FHCS.

▪
In exchange for all of the Mega Media common and preferred shares and convertible notes tendered pursuant to Section 3.1, FHCS shall issue to the MM Shareholders a total of 49,990,406 newly issued shares of FHCS’s common stock, par value $0.001 per share, which shall constitute an aggregate of 68.50% of FHCS’s issued and outstanding fully diluted common stock after the transaction is closed, as follows:

o	Each share of Mega Media common stock (5,327,446 shares in the aggregate) converts into 3.386064 newly issued shares of FHCS common stock for an aggregate of 18,039,073 shares of FHCS common stock;

o	Each share of Mega Media preferred stock (14,417,000 shares in the aggregate) converts into 2 newly issued shares of FHCS common stock for an aggregate of 28,834,000 shares of FHCS common stock; and

o	The convertible notes in the sum of $877,000 will be converted into an aggregate of 3,117,333 shares of FHCS common stock based on the conversion price set forth in the notes and on Schedule 3.2.

To avoid the issuance of fractional shares of common stock, FHCS will issue an additional share to all holders of a fractional share .50 or greater and no additional shares shall be issued to a holder of a fractional share less than .50.  All of the above shares are restricted in accordance with Rule 144 of the 1933 Securities Act.

▪	At Closing and as a condition to Closing, certain FHCS shareholders agree to cancel an aggregate of 13,161,033 shares of FHCS common stock issued and outstanding.

After the Closing, FHCS had issued and outstanding 72,978,695 shares of common stock.  Shares of FHCS’s common stock were approved for public quotation on the Over the Counter (OTC) Bulletin Board Market and are currently quoted under the symbol “FHCS”.

Changes Resulting from the Exchange.  We intend to carry on Mega Media’s business as a multi-media holding company focusing on mainstream entertainment and media and Russian ethnic media as our sole business.  FHCS has relocated its principal executive offices to 598 Broadway, 3rd Floor, New York, NY 10012 and its new telephone number is (646) 839-5500.

Under Nevada law, the Board of Directors of FHCS approved the completion of the Exchange and its related transactions without stockholder approval, as Nevada Revised Statutes does not require stockholder approval from the acquiring entity in a share exchange or an acquisition.  The Exchange and its related transactions were approved by the MMG Board of Directors and the requisite number of MMG stockholders by written consent in lieu of a meeting on May 2, 2007.

Although FHCS’s management did not previously identify FHCS as a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”), FHCS’s incoming management believes that FHCS qualified as a shell company prior to the closing of the Exchange Agreement.  As a result of closing the Exchange Agreement, FHCS ceased being a shell company as such term is defined in Rule 12b-2, and ceased being a blank check company.  See Item 5.06 of this Current Report for more information.

Changes to the Board of Directors and Officers.  Effective on the Closing Date, our sole director and officer, Teodoro F. Franco, simultaneously resigned and appointed the following new officers and directors of FHCS:

Name	Office

Aleksandr Shvarts	Chairman and Chief Executive Officer
David Kokakis, Esq.	Director, Acting President and Chief Operating Officer
Gennady Pomeranets, CPA	Chief Financial Officer and Treasurer
Eric Schwartz	Director and Executive Vice President
Dr. Lev Paukman	Director
Dr. Elan Kaufman Kurt Dalmata	Director Director

All directors hold office for one-year terms until the election and qualification of their successors.  Officers are elected by our Board of Directors and serve at the discretion of the Board.

Accounting Treatment. The Exchange is being accounted for as a reverse acquisition and recapitalization of Mega Media for financial accounting purposes.  Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Exchange will be those of Mega Media and will be recorded at the historical cost basis of Mega Media, and the consolidated financial statements after completion of the Exchange will include the assets and liabilities of FHCS and Mega Media, historical operations of Mega Media and operations of FHCS from the closing date of the Exchange.

Description of Our Company

FHCS was formed as a Nevada corporation on April 9, 1998 as Oasis Entertainment's Fourth Movie Project, Inc. for the purpose of producing low-budget films for theatrical, cable and video release.  FHCS has been in the development stage since its inception and had minimal business operations prior to the Exchange.  In November 1999, we produced one full-length movie intended for video and cable release but were unsuccessful in selling or distributing the movie and stopped producing movies.  As a result, on September 19, 2003, we changed our name to Family Healthcare Solutions, Inc. to explore opportunities in the family health care industry but were unsuccessful.

Mega Media is a multi-media holding company focusing on mainstream entertainment and media and Russian ethnic media.

After the Exchange, FHCS succeeded to the business of Mega Media and its wholly-owned subsidiaries as its sole business.

Description of Business

As used in this Current Report on Form 8-K, all references to the “Company,” “we,” “our” and “us” for periods prior to the Closing refer to Mega Media, and for periods subsequent to the Closing refer to FHCS and its wholly-owned subsidiaries.

Overview

Mega Media was incorporated in New York on February 03, 2004 as a multi-media holding company.  We operate our business through our wholly-owned subsidiary Mega Media Group, Inc., which operates its business through its wholly-owned subsidiaries, Mega Media Studios, Inc., Mega Media Records, Inc. d/b/a Skeleton Key Entertainment, Mega Media Film, Inc., Mega Media Sports Entertainment, Inc. and Echo Broadcasting Group, Inc. These subsidiaries offer a broad range of services, including talent management, corporate and lifestyle branding, music publishing, recording, music production and distribution, video production and distribution, radio broadcasting and Russian ethnic programming. In addition to the aforementioned services, we also invest in and develop various entertainment properties, balancing acquisitions of existing media properties, such as purchasing existing recordings and publishing catalogs with an earnings history, with the development and acquisition of newer media ventures, such as mobile and new technology media projects, and signing and developing emerging musical artists.

Corporate Information Regarding the Company and its Subsidiaries

Mega Media Sports, Inc., Mega Media Film, Inc., VSE Magazine, Inc. and Mega Media Records, Inc., currently doing business as Skeleton Key Entertainment, were incorporated in New York on February 5, 2004.

Mega Media Sports Entertainment, Inc. was incorporated in New York on August 24, 2004.

Echo Broadcasting Group, Inc. was incorporated in New York on February 17, 2005.

Our principal executive offices are located at 598 Broadway, 3rd Floor, New York, New York 10012 and our offices for radio, studio and technical personnel are located at 1122 Coney Island Avenue, Suite 210, Brooklyn, New York 11230. Our website address is www.megamediagroup.com.

Our Products and Services and their Markets

We provide our multi-media and entertainment products and services through our wholly-owned subsidiaries. Our focus is in two primary areas: (1) Mainstream Entertainment and Media, and (2) Russian Ethnic Media.

Mainstream Entertainment and Media.  Our mission is to invest in and develop a broad range of entertainment properties, balancing acquisitions of existing media properties, such as purchasing existing recordings and publishing catalogs with an earnings history, with the development and acquisition of newer media ventures, such as mobile and new technology media projects, and signing and developing emerging musical artists. In addition to acquiring and developing both established and emerging media properties, has a management division to serve the needs of artists, writers and other talent.

Russian Ethnic Media.  Our subsidiaries, Echo Broadcasting Group and VSE Magazine, are Russian-American media companies that deliver media products that are contemporary, entertaining, fun and relevant to the ethnic Russian community in North America. Working with cutting-edge news networks and contributing staff in the entertainment and fashion industries both in the United States and the Former Soviet Union, we are able to deliver a unique blend of content that resonates with the "second generation" Russian mentality: distinctly American with a European flair.

Mega Media’s Subsidiaries

Mega Media Records, Inc. d/b/a Skeleton Key Entertainment is comprised of the following divisions, including recorded music, branding, publishing, talent management and new media ventures:

▪
Recorded Music: Skeleton Key Recordings provides a full-service forum for pop/rock, alternative and urban music artists. All the services of a major record label are provided, including funding, artist development, recording services (with access to Mega Media's recording studios), promotions, marketing, artwork creation and retail distribution.  DVD projects are also produced in-house in Mega Media's video facilities.  MMG will also be able to provide co-publishing and management services to artists signed to MMG's record label division, enabling MMG to act as a true partner to a recording artist by actively participating in all facets of the artist's career.  MMG's state-of-the-art recording and editing studios in Brooklyn  provide a comfortable and functional setting for all MMG artists to create and record their art. MMG's goal is to acquire both established and new recording artists, balancing risk by tapping into the existing fan base of established artists while investing in unknown artists who management believes have the potential to be the superstars of tomorrow.

▪
Publishing Division: Skeleton Key Publishing focuses on acquiring various music properties and offers quality world-wide music administration services, which include royalty collections, accounting services, copyright registrations, song-plugging services, songwriter workshops and talent development.  The publishing division will focus on acquiring various music publishing properties. Initially, we will attempt to acquire small music publishing catalogs with a demonstrated earnings history. MMG will also purchase publishing interests in recently-released and soon-to-be released individual musical compositions that show earnings potential. Finally, MMG will attempt to sign promising producer-writers and artist-writers to exclusive co-publishing agreements pursuant to which MMG will co-own all compositions written during the respective terms of such agreements and act as the exclusive administrator of the compositions subject to such agreements. The publishing division has not yet acquired any properties and there can be no assurance that it will be able to do so on terms acceptable to it or at all.  As a newer part of its publishing division, Skeleton Key funds, develops and distributes literary works and audio book projects.

▪
Skeleton Key Branding and Special Projects offers consulting services and funding to corporate clients and entertainers seeking to expand the reach of their respective brands.  For instance, through its “I.D. Compilations” series, Skeleton Key offers custom branded compilation albums, DVD and enhanced hang tags/multimedia cards to a select group of clients from the fashion, nightlife and entertainment arenas.

▪
Talent Management Division: Skeleton Key Talent Management provides management and career development services to artists, producers, music executives, songwriters and entertainment companies.  MMG has the ability to manage the artists signed to the record label division of MMG, as well as manage artists signed to third-party record companies. MMG will allocate most of its resources to established writers, producers and artists, but will also manage promising talent on a speculative basis.

▪
New Media: The new media division will invest in small new media companies, such as independent ring tone and real tone aggregators. This division, engaging in perhaps the most speculative area of the music business, will focus is on identifying and investing in newly-formed music companies that are introducing important services and technologies to an industry that is rapidly changing. The traditional record industry model of delivering physical product via retail outlets such as record shops is quickly becoming a thing of the past, while digital delivery via the Internet and mobile devices will likely grow exponentially over the next few years. Neither MMG nor Mega Media Records has invested in or developed any new media technologies and there can be no assurance that it will do so.

Mega Media Film is a full-service film studio with a virtual 3D chromatic room and a 4A virtual studio. This studio is utilized to produce music videos for recording artists and multimedia projects. In addition to being used for music-based projects, Mega Media Film produces TV commercials, infomercials, and other video-related products. Mega Media Film has a talented staff of animators, visual effect designers, and editors. Mega Media Film also produces independent films and various DVD projects. The virtual 3D studio allows the production of video products at a fraction of the cost of traditional films. Most of the video products filmed today require the use of large, physical sets. This is costly and time-consuming, since actual physical labor is required along with permits, adequate on-location space and extensive personnel. Mega Media Film's graphic designers can create life-like virtual sets by using this new technology without the hassles of traditional filming.

Mega Media Studios is a multi-room, state-of-the-art, 7,000 square foot facility located in Brooklyn, just minutes outside of Manhattan.  Studio A features a 96 channel Euphonix console, custom Dynaudio Munro monitors, and two large isolation booths for the ultimate accommodations in live recording.  Studio B is the perfect MIDI-based writing room with vocal booth. Mega Media Studio's personnel are experienced, professional and helpful. The studios are fully-equipped to handle projects from commencement to conclusion, and provide the perfect environment for artists to create their magic.

Mega Media Sports Entertainment specializes in the creation of instructional sports videos, taking today’s popular athletes and sports figures and producing modern, exciting and informative instructional/ fitness videos.

Echo Broadcasting, Inc. is a Russian-American entertainment and media company acquired by MMG in October 2005. Driven from within by its consumer brand - Evolution of Entertainment - Echo’s Interactive and Publishing division is contemporary, entertaining, fun and relevant to the Ethnic Russian consumers in North America.  Working with cutting-edge news networks and contributing staff in the entertainment and fashion industries both in the United States and the Former Soviet Union, Echo is able to deliver a unique blend of content that resonates with the Second Generation mentality - distinctly American with a European flair.  Echo is a media partner in many major Russian events and concerts in the New York Metropolitan Area.  Echo operates the following divisions:

▪
Interactive Division:  is an internet portal, which was launched in the summer of 2005 and is a single in-language source of information on leisure, nightlife and entertainment for the ethnic Russians in New York. VSERU makes mainstream entertainment accessible to the Russian-speaking audience, with a wide variety of features, comprehensive and searchable listings and events calendars.

▪
Radio Division: Radio VSE - 87.7FM. Debuting in 2003, Radio VSE broadcasts 24/7 has become the largest independent, commercial Russian language radio station in the New York Tri State Area. Radio VSE rapidly developed loyal listeners and has become a primary source of information for Russian-speaking New Yorkers. The current format of Radio VSE is divided into three categories - talk radio, music programming and the news, including national and international headlines, lifestyle and entertainment. Another staple of the programming is live broadcasting from Russia, Ukraine, Germany and Israel. The guest list of the talk shows ranges from politicians and governmental officials to Russian celebrities on tour in the United States. All broadcasting on Radio VSE is live, with listener participation and call-in segments. Radio VSE's portable studio and road crew are on the road daily on the streets of Little Odessa, interacting with the audience and producing entertaining live segments from NYC's hotspots.

VSE Magazine, Inc. is presently a non-operating subsidiary. VSE Magazine was operating and published in 2004 and mid-2005 but was discontinued thereafter due to market conditions and the inability to finance further publications. At this time, management intends to re-launch the magazine in 2008.

Market for Our Products and Services

There are two primary markets for our products and services. First, MMG, through Skeleton Key Entertainment, focuses on recorded music that appeals to mainstream America. We also have plans to distribute this content abroad, depending on demand. Skeleton Key also provides music publishing, branding and talent management services to mainstream artists, producers, executives and songwriters. Second, MMG focuses on providing Russian-ethnic entertainment content to the Russian-American community through its popular radio station, live promotions and recorded ethnic music projects.

Mainstream Entertainment and Media.  Music and entertainment is an international form of communication in every culture of the world. According to the Recording Industry Association of America’s (“RIAA”) website (http://www.riaa.com/news/marketingdata/), it is estimated that worldwide annual music sales are $40 billion,1 and US sales account for one third of that total. In addition, the market is much greater when you include management, concerts, DVD sales and publishing.

The recording industry which went through several down years of sales due to piracy has seen other revenue streams increase. In fact, this year alone sales of singles and online digital sales have resulted in an overall increase of 21%2 over last year. Other new revenue streams have been opened to the industry. Ringtones have become very popular and have become and important and promising revenue stream for the industry with project annual sales of $500 million for 2005, sales for 2003 were $68 million and $245 million for 2004. Publishing income, which has seen steady growth with $493 million in 2004-an increase of 4.5% on 2003 and 19%3 over the past five years, is expected to more the double over the next five years. DVD sales which have become an enormous profit center for the industry have had a steady increase in sales. For 2004, the sales of DVDs grew to $15.5 billion, that’s an increase of 33% from 2003 and consumers spent an additional $5.7 billion renting DVDs.

The following charts were compiled by RIAA from its website (http://www.riaa.com/news/marketingdata/) which shows the 2005 Year end Statistics and consumer profiles for the recording industry.

_______________________________
1 Figures are based on research by RIAA (Recording Industry Association of America).
2 Data from Nielsen SoundScan.
3 Publishing figures obtained from IFPI Market Research.

THE RECORDING INDUSTRY ASSOCIATION OF AMERICA

2005 Consumer Profile

Phone: 202/775-0101 Web: www.riaa.com

	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	
Genre											
Rock	32.6	32.5	25.7	25.2	24.8	24.4	24.7	25.2	23.9	31.5	%
Rap/Hip-hop[2]	8.9	10.1	9.7	10.8	12.9	11.4	13.8	13.3	12.1	13.3	
R&B/Urban[3]	12.1	11.2	12.8	10.5	9.7	10.6	11.2	10.6	11.3	10.2	
Country	14.7	14.4	14.1	10.8	10.7	10.5	10.7	10.4	13.0	12.5	
Pop	9.3	9.4	10.0	10.3	11.0	12.1	9.0	8.9	10.0	8.1	
Religious[4]	4.3	4.5	6.3	5.1	4.8	6.7	6.7	5.8	6.0	5.3	
Classical	3.4	2.8	3.3	3.5	2.7	3.2	3.1	3.0	2.0	2.4	
Jazz	3.3	2.8	1.9	3.0	2.9	3.4	3.2	2.9	2.7	1.8	
Soundtracks	0.0	1.2	1.7	0.8	0.7	1.4	1.1	1.4	1.1	0.9	
Oldies	0.8	0.8	0.7	0.7	0.9	0.8	0.9	1.3	1.4	1.1	
New Age	0.7	0.8	0.6	0.5	0.5	1.0	0.5	0.5	1.0	0.4	
Children's	0.7	0.9	0.4	0.4	0.6	0.5	0.4	0.6	2.8	2.3	
Other[5]	5.2	5.7	7.9	9.1	8.3	7.9	8.1	7.6	8.9	8.5	
Format											
Full-length CDs	68.4	70.2	74.8	83.2	89.3	89.2	90.5	87.8	90.3	87.0	%
Full-length cassettes	19.3	18.2	14.8	8.0	4.9	3.4	2.4	2.2	1.7	1.1	
Singles (all types)	9.3	9.3	6.8	5.4	2.5	2.4	1.9	2.4	2.4	2.7	
Music videos/Video DVDs	1.0	0.6	1.0	0.9	0.8	1.1	0.7	0.6	1.0	0.7	
DVD audio	NA	NA	NA	NA	NA	1.1	1.3	2.7	1.7	0.8	
Digital Download	NA	NA	NA	NA	NA	0.2	0.5	1.3	0.9	5.7	
SACD	NA	NA	NA	NA	NA	NA	NA	0.5	0.8	1.2	
Vinyl LPs	0.6	0.7	0.7	0.5	0.5	0.6	0.7	0.5	0.9	0.7	
Age											
10-14 Years	7.9	8.9	9.1	8.5	8.9	8.5	8.9	8.6	9.4	8.6	%
15-19 Years	17.2	16.8	15.8	12.6	12.9	13.0	13.3	11.4	11.9	11.9	
20-24 Years	15.0	13.8	12.2	12.6	12.5	12.2	11.5	10.0	9.2	12.7	
25-29 Years	12.5	11.7	11.4	10.5	10.6	10.9	9.4	10.9	10.0	12.1	
30-34 Years	11.4	11.0	11.4	10.1	9.8	10.3	10.8	10.1	10.4	11.3	
35-39 Years	11.1	11.6	12.6	10.4	10.6	10.2	9.8	11.2	10.7	8.8	
40-44 Years	9.1	8.8	8.3	9.3	9.6	10.3	9.9	10.0	10.9	9.2	
45+	15.1	16.5	18.1	24.7	23.8	23.7	25.5	26.6	26.4	25.5	
Channel[6]											
Record Store	49.9	51.8	50.8	44.5	42.4	42.5	36.8	33.2	32.5	39.4	%
Other Store	31.5	31.9	34.4	38.3	40.8	42.4	50.7	52.8	53.8	32.0	
Tape/Record Club	14.3	11.6	9.0	7.9	7.6	6.1	4.0	4.1	4.4	8.5	
TV, Newspaper, Magazine Ad Or 800 Number	2.9	2.7	2.9	2.5	2.4	3.0	2.0	1.5	1.7	2.4	
Internet[7]	NA	0.3	1.1	2.4	3.2	2.9	3.4	5.0	5.9	8.2	
Digital Download	NA	NA	NA	NA	NA	NA	NA	NA	NA	6.0	
Concert	NA	NA	NA	NA	NA	NA	NA	NA	1.6	2.7	
Gender											
Female	49.1	51.4	51.3	49.7	49.4	51.2	50.6	50.9	50.5	48.2	%
Male	50.9	48.6	48.7	50.3	50.6	48.8	49.4	49.1	49.5	51.8	

Total U.S. Dollar Value

The figures below (in millions) indicate the overall size of the U.S. sound recording industry based on manufacturers' shipments at suggested list prices.

1996	$12,533.8
1997	$12,236.8
1998	$13,723.5
1999	$14,584.5
2000	$14,323.0
2001	$13,740.9
2002	$12,614.2
2003	$11,854.4
2004	$12,338.1
2005	$12,269.5

Methodology

The 2004 profile data represent a combination of data collected by Peter Hart Research and The Taylor Research & Consulting Group, Inc. The data for the period from the beginning of 2004 through the end of July 2004 were collected by Peter Hart Research, while the data from August through the end of December were gathered by The Taylor Research & Consulting Group.[1]

Data based on telephone survey of past-month music buyers. For 2005, the reliability of the data among 1,500+ past-month music buyers is +/- 2.5% at a 95% confidence level. With respect to genre, consumers were asked to classify their music purchases.

Permission to cite or copy these statistics is hereby granted as long as proper attribution is given to the Recording Industry Association of America.

[1] Calendar year 2004 data based upon a combination of survey data collected by Peter Hart Research and The Taylor Research & Consulting Group, Inc. Includes only partial-year data, as Hart did not interview during the months of March, April, June, and July of 2004. 2004 Channel data derived solely from Taylor August-December interviews.

[2] "Rap": Includes Rap and Hip-Hop.

[3] "R&B": Includes R&B, Blues, Dance, Disco, Funk, Fusion, Motown, Reggae, Soul.

[4] "Religious": Includes Christian, Gospel, Inspirational, Religious, and Spiritual.

[5] "Other": Includes Big Band, Broadway Shows, Comedy, Contemporary, Electronic, EMO, Ethnic, Exercise, Folk, Gothic, Grunge, Holiday Music House Music, Humor, Instrumental, Language, Latin, Love Songs, Mix, Mellow, Modem, Ska, Spoken word, Standards, Swing, Top-40, Trip-hop.

[6] 2005 channel data based on all purchases made, 2004 and earlier channel data based on only the first purchase made each month

[7] Internet does not include record club purchases made over the Internet or digital downloads

Russian Ethnic Media.  The current estimated Russian speaking population in the United States is over 6 million, with over 1.4 million4 residing in the New York Metropolitan Area. The present annual advertising market aimed to the Russian community in the US is at approximately $50 million according to Press Release Group. Through the last several years many national brands and major advertising agencies have acknowledged that ethnic advertising is necessary for the continued growth of product sales. In fact, many of the major advertising agencies have set up ethnic advertising divisions for this purpose. The Spanish speaking market has reached $4.5 billion in annual advertising budgets.

“The size of Russian-American population in the New York Metropolitan Area is 1,420,000 people. This market has high purchasing power, its average household income reaches $47,100 and accedes that of other ethnic groups. Average age of the Russian-speaking population is 46 years old.

1 Figures are based on research by RIAA (Recording Industry Association of America).
2 Data from Nielsen SoundScan.
3 Publishing figures obtained from IFPI Market Research.
4 Figures obtained from Press Release Group 2005 research report.

Average household size in the Russian-American market is 2.2 people, with high number of one-person household and high number of extended family households. 61% of Russian-speakers have at least one credit card and 69% frequently use the Internet. All mass media, including Radio, Print and Television, are quite popular among Russian-speakers. Radio and Television have highest media reach, approximately 50%-55%.” Press Release Group,

We expect the Russian advertising market to reach $450 million in the next five years. Our Russian Ethnic Media division is positioned in Radio, Print and Internet to benefit from the anticipated increase in the future advertising budgets. Presently, our Radio division has 27.7 percent market share of the Russian audience in the New York Metropolitan Area and our interactive division has up to 60,000 unique visitors per month and is only in its third month of operation.

Market

Since the metamorphosis of the Soviet Union into a more open society, North America has become home to over 6.5 million Ethnic Russians, with 1.6 million residing in the New York Tri-State area.  Today, the New York Metropolitan area is the seventh largest Russian-speaking city in the world.

All indicators show that this is one of the most affluent and rapidly growing ethnic markets in the country. Highly educated and trained, Ethnic Russian immigrants are relentless about rebuilding their lives to a higher standard than they led in the country of origin. As a result many of these immigrants have attained a high degree of success in their respective fields: medical, legal, business, research, computer programming, real estate and manufacturing. As a market it is a great, virtually unexplored consumer base, which is craving for new trends and products.

Demographics

Millions of dollars are invested annually into the advertising on the Ethnic Russian Market and here are some of the reasons why:

•	All data based on studies conducted by the Research Institute for New Americans and the Press Release Group.

Distribution Methods for Our Products and Services

Our audio and audio-visual content, both physical and digital, is currently distributed in North America through Caroline Distribution/EMI. Our original content is broadcast via MMG's radio station, VSE Radio. Our branded compilation album projects will be distributed through our various clients' retail outlets. For non-North American distribution, we intend to enter into territory-by-territory deals for each project concerned.

Development Strategy

Our development strategy consists of aggressively negotiating with and signing known recording artists, successful producers and songwriters, acquiring income-generating publishing catalogs, signing popular talent to management contracts, increasing the radio station's profile to generate more advertising dollars, actively marketing the recording studio and video facility to other record labels and entertainment companies to generate a profit center from third party commercial projects, and doing branded compilation projects for recognizable national corporate clients to increase our profile. Our research and development is handled in-house and is treated as a general overhead cost that is not passed on to our customers.

Sales and Marketing Strategy

Our sales and marketing for all products and services is handled in a variety of ways: (1) through our Public Relations company, 5W PR, (2) through in-house marketing and promotion personnel, (3) through in-house advertising coordinators and salespeople, (4) through the marketing and promotional staff at Caroline Distribution/EMI, and (5) by engaging thirds party independent contractors to supplement the efforts of our in-house staff on a project by project basis.

Competition

Despite our size, we believe we are uniquely positioned to compete with major record labels and publishing companies, such as Jive Records and Bad Boy Entertainment, because of our strong executive staff and creative deal making. Our closest competitors on the recorded music side are Asylum/Warner Music Group, Fontana/Universal Music Group and Koch Records. We believe our Radio VSE is the most popular of its kind and competes with some minor local competitors in New York.

Intellectual Property and Other Proprietary Rights

Most of our print and radio content and original programming are proprietary and protected. We have copyrights in songs secured through our music publishing division and copyrights in master recordings secured through our recorded music divisions. We also expect that the Mega Media and Skeleton Key brands will have value beyond corporate identities which will allow us to engage in merchandising activities.

Government Regulation

There are no direct governmental approvals required for our products and services. See “Risk Factors” regarding government regulations.

Employees

As of June 20, 2007, we have approximately thirty (30) employees.

Properties

        Our principal executive offices in New York City total 5,500 square feet.  We lease this space for approximately $15,000 per month. The lease expires April 30, 2011 with an option to extend the term for another 5 years.

Our production, studio and radio broadcasting facilities in Brooklyn, New York total 7,000 square feet.  We have two leases for an aggregate of $11,951.02 per month ($5,941.04 and $6,009.98).  Lease 1 for $5,941.04 per month expires in June 2007 and has an option to renew for an additional three (3) years through June 2010.  Lease 2 for $6,009.98 per month expires on February 28, 2009.

The Company owns most of its studio and radio broadcasting equipment and leases the remainder.

Management’s Discussion and Analysis or Plan of Operations

This discussion should be read in conjunction with the other sections of this Current Report, including “Risk Factors,” “Description of Business” and the Financial Statements attached hereto as Exhibit 99.1 and the related exhibits. The various sections of this discussion contain a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended., all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Current Report on Form 8-K. See “Forward-Looking Statements.” Our actual results may differ materially.

Results of Operations

For the Year Ended January 31, 2007 Compared to the Year Ended January 31, 2006

Revenue.  We derive revenue from sales of advertisements and program sponsorships to local advertisers, independent promotion agreements, ticket and other revenue related to special events we sponsor throughout the year and management fees from our subsidiaries. Advertising revenue is affected primarily by the advertising rates our radio stations and magazine are able to charge as well as the overall demand for radio advertising time in a market. For the year ended January 31, 2007 our revenue increased by $708,323 to $3,457,091 compared to $2,748,768 for the year ended January 31, 2006.  The increase resulted primarily from increased radio advertising revenues.

Operating Expenses.  Our significant broadcast expenses are (i) employee salaries and commissions, (ii) programming expenses, (iii) advertising and promotion expenses, (iv) rental of premises for studios, (v) rental of transmission tower space and (vi) music license royalty fees. We strive to control these expenses by centralizing certain functions such as finance, accounting, legal, human resources and management information systems and the overall programming management function. For the year ended January 31, 2007 our operating expenses increased by $577,880 to $3,007,710 compared to $2,429,830 for the year ended January 31, 2006. The increase resulted primarily from increased broadcasting expenses.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses increased to $3,364,633 for the year ended January 31, 2007 from $1,917,703 for the year January 31, 2006. Selling expenses are a significant part of our expenditures and relate directly to the marketing of products. The increase was attributable to higher corporate expenses, as well as increases associated with our recorded music division. We anticipate similar expenditures for the foreseeable future.

Operating Loss.  Our operating loss for the year ended January 31, 2007 increased by $971,895 to $3,202,456 compared to $2,230,561 for the year ended January 31, 2006.  The increase was primarily related to the increase of our operating expenses.

Interest Expense. Interest expense was $73,765 for the year ended January 31, 2007 compared to $40,413 for the year ended January 31, 2006. This increase was the result of additional borrowings.

For the Three Months Ended April 30, 2007 Compared to the Three Months Ended April 30, 2006

Revenue.  We derive revenue from sales of advertisements and program sponsorships to local advertisers, independent promotion agreements, ticket and other revenue related to special events we sponsor throughout the year and management fees from our subsidiaries. Advertising revenue is affected primarily by the advertising rates our radio stations and magazine are able to charge as well as the overall demand for radio advertising time in a market. For the three months ended April 30, 2007 our revenue increased by $373,216 to $1,068,585 compared to $695,369 for the three months ended April 30, 2006. The increase resulted primarily from increased radio advertising revenues.

Operating Expenses.  Our significant broadcast expenses are (i) employee salaries and commissions, (ii) programming expenses, (iii) advertising and promotion expenses, (iv) rental of premises for studios, (v) rental of transmission tower space and (vi) music license royalty fees. We strive to control these expenses by centralizing certain functions such as finance, accounting, legal, human resources and management information systems and the overall programming management function. For the three months ended April 30, 2007 our operating expenses increased by $51,392 to $747,031 compared to $695,639 for the three months ended April 30, 2006. The increase resulted primarily from increased broadcasting expenses.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses increased to $897,825 for the three months ended April 30, 2007 from $511,625 for the three months ended April 30, 2006. Selling expenses are a significant part of our expenditures and relate directly to the marketing of products. The increase was attributable to our recorded music division. We anticipate similar expenditures for the foreseeable future.

Operating Loss.  Our operating loss for the three months ended April 30, 2007 increased by $74,550 to $620,649 compared to $546,099 for the three months ended April 30, 2006.  The increase was primarily related to the increase of our operating expenses.

Interest Expense. Interest expense was $25,156 for the three months ended April 30, 2007 compared to $13,980 for the three months ended April 30, 2006. This increase was the result of additional borrowings.

Liquidity and Capital Resources

Our financial statements have been prepared on a going concern basis that contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  We have incurred losses since inception.  Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

We have an accumulated deficit of $6,146,720 and $2,870,499 at January 31, 2007 and 2006, respectively, which includes net losses of $3,276,221 and $2,270,974 for the years ended January 31, 2007 and 2006, respectively.  Our working capital deficit was $3,090,885 and $963,754 at January 31, 2007 and 2006, respectively, which means that our total current liabilities of $3,365,168 and $1,128,935 exceeded our total current assets of $274,283 and $165,181 by $3,090,885 and $963,754 at January 31, 2007 and 2006, respectively.

As of April 30, 2007 and 2006, we had an accumulated deficit of $6,792,525 and $3,430,578, respectively, which includes losses of $645,805 and $560,079 for the three months ended April 30, 2007 and 2006, respectively.  Our working capital deficit was $3,676,083 and $1,419,717 at April 30, 2007 and 2006, respectively.

Our shareholders have funded the losses and cash shortfalls allowing management to develop sales and contingency plans. We are also arranging for additional financing.

Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern.  The Company is actively pursing additional funding and a potential merger or acquisition candidate and strategic partners, which would enhance stockholders’ investment. Management believes that the above actions will allow the Company to continue operations through the next fiscal year.

Cash flows used in operating activities were $1,833,863 for the year ended January 31, 2007 compared to $1,442,438 for the year ended January 31, 2006.  The increase in the cash used by operating activities was primarily the result of company expansion.

Cash flows used in operating activities were $294,998 for the three months ended April 30, 2007 compared to $375,647 for the three months ended April 30, 2006.  The decrease in the cash used by operating activities was primarily the result of increased operational efficiency.

Cash flows used in investing activities were $531,105 for the year ended January 31, 2007 compared to $1,066,596 for the year ended January 31, 2006. The decrease in cash used by investing activities was primarily due to reduced investments into various projects.

Cash flows used in investing activities were $29,100 for the three months ended April 30, 2007 compared to $0 for the three months ended April 30, 2006. The increase in cash used by investing activities was primarily due to increased investments into various projects and acquisition of fixed assets.

Cash flows from financing activities were $2,389,994 for the year ended January 31, 2007 compared to $2,521,232 for the year ended January 31, 2006. The decrease in cash provided by financing activities was primarily due to decreased sale of common stock.

Cash flows from financing activities were $372,359 for the three months ended April 30, 2007 compared to $374,612 for the three months ended April 30, 2006. The increase in cash provided by financing activities was primarily due to additional borrowings.

Critical Accounting Policies and Estimates

Our financial statements are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.  Our significant accounting policies are summarized in the summary “Background and Significant Accounting Policies” accompanying our financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

Recently Issued Accounting Pronouncements

The adoption of recent accounting pronouncements by the company did not  have an impact on its results of operations, financial position or cash flows.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent the Company from achieving its goals. An investment in our common stock is highly speculative and involves a high degree of risk.  The risks described below are not the only ones the Company will face. If any of these risks actually occurs, the Company’s business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Associated with Our Operations

We have a limited operating history in which to evaluate our business.

We have limited revenues to date and have a limited operating history upon which an evaluation of our future success or failure can be made. Current company assets may not be suitable for development to the projected forecast for 2007-2008. No assurances of any nature can be made to investors that the company will be profitable.

We have incurred significant and continuing losses and may not be able to generate revenues to sustain our operations.

We have experienced significant operating losses since we were formed.  We incurred net losses of $3,276,221 and $2,270,974 for the years ended January 31, 2007 and 2006, respectively, $645,805 and $560,079 for the three months ended April 30, 2007 and 2006, respectively, and have an accumulated deficit of $6,146,720 at January 31, 2007 and $6,792,525 at April 30, 2007.

The Company will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with the commencement of income-generating activities (including, but not limited to, salaries of executive, marketing and other personnel). The Company expects to incur additional losses until such time as it is able to generate sufficient revenues to finance its operations and the costs of expansion. There can be no assurance that the Company will be able to generate such revenues and operate profitably.

We will require additional funds to achieve our current business strategy and our inability to obtain additional financing could cause us to cease our business operations.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. However, at this time, we can not determine the amount of additional funding necessary to implement such plan. We intend to assess such amount at the time we will implement our business plan. Furthermore, we intend to effect future acquisitions with cash and the issuance of debt and equity securities. The cost of anticipated acquisitions may require us to seek additional financing. We anticipate requiring additional funds in order to fully implement our business plan to significantly expand our operations. We may not be able to obtain financing if and when it is needed on terms we deem acceptable. Our inability to obtain financing would have a material negative effect on our ability to implement our acquisition strategy, and as a result, could require us to diminish or suspend our acquisition strategy.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material negative effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

We have been the subject of a going concern opinion from our independent auditor for the fiscal years ended January 31, 2007 and 2006, which means that we may not be able to continue operations unless we can become profitable or obtain additional funding.

Our independent auditor has added an explanatory paragraph to its audit opinions issued in connection with our financial statements for the fiscal years ended January 31, 2007 and 2006, which states that the financial statements raise substantial doubt as to our ability to continue as a going concern.  Our ability to make operations profitable or obtain additional funding will determine our ability to continue as a going concern.  Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.  We will have to raise additional funds to meet our current obligations and to cover operating expenses through the year ending January 31, 2008.  If we are not successful in raising additional capital we may not be able to continue as a going concern.

We are subject to a working capital deficit, which means that our current assets at January 31, 2007 were not sufficient to satisfy our current liabilities.

We had a working capital deficit of $3,090,885 for the year ended January 31, 2007 and $3,676,083 for the three months ended April 30, 2007, which means that our total current liabilities of $3,365,168 and $3,070,533 exceeded our total current assets of $274,283 and $271,470, respectively, by $3,090,885 and $2,799,083 at January 31, 2007 and April 30, 2007, respectively.  Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on January 31, 2007 and April 30, 2007 were not sufficient to satisfy all of our current liabilities on those dates. We will have to raise additional capital or debt to fund the deficit or cease operations.

If we are unable to retain the services of our executive officers, Aleksandr Shvarts, David Kokakis, Esq., Gennady Pomeranets, CPA, and Eric Schwartz, or if we are unable to successfully recruit qualified managerial personnel and employees with experience in business and the entertainment industry, we may not be able to continue our operations.

Our success depends to a significant extent upon the continued service of our executive officers, Aleksandr Shvarts, Chief Executive Officer, David Kokakis, Esq., Acting President and Chief Operating Officer, Gennady Pomeranets, CPA, Chief Financial Officer and Treasurer, and Eric Schwartz, Executive Vice President. Loss of the services of any of our executive officers could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the lives of our executive officers. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial personnel and employees with experience in business and the entertainment industry. Competition for qualified individuals is intense.

There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

There may be potential liabilities associated with the Company that we were not aware of at the time of the Exchange.

The Company may have liabilities that we did not discover or may have been unable to discover during our pre-acquisition investigation. Any indemnities or warranties may not fully cover such liabilities due to their limited scope, amount or duration, the financial limitations of the indemnitor or warrantor, or for other reasons. Therefore, in the event we are held responsible for the foregoing liabilities, the Company's operations may be materially and adversely affected.

We are a holding company that depends on cash flow from our wholly-owned subsidiary and its wholly-owned subsidiaries to meet our obligations.

After the Exchange, we became a holding company with no material assets other than the stock of our wholly-owned subsidiary, Mega Media. Accordingly, all our operations will be conducted by Mega Media through it wholly-owned subsidiaries. We currently expect that the earnings and cash flow of our subsidiary will primarily be retained and used by it in its operations, including servicing any debt obligations it may have now or in the future.

Our principal stockholders, officers and directors own a controlling interest in our voting stock and investors will not have any voice in our management.

In connection with the acquisition of MMG and its wholly-owned operating subsidiaries, MMG Shareholders, including several of which are now officers and directors, will hold an aggregate of 68.50% of our outstanding shares of common stock, and in the aggregate, have the right to cast 68.50% of the votes in any vote by our stockholders. Thus, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

▪	election of our board of directors;
▪	removal of any of our directors;
▪	amendment of our certificate of incorporation or bylaws; and
▪	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

It is likely that additional shares of our stock will be issued in the normal course of our business development, which will result in a dilutive affect on our existing shareholders.

We will issue additional stock as required to raise additional working capital in order to secure intellectual properties, undertake company acquisitions, recruit and retain an effective management team, compensate our officers and directors, engage industry consultants and for other business development activities.

If we fail to adequately manage our growth, we may not be successful in growing our business and becoming profitable.

We expect our business and number of employees to grow over the next year. We expect that our growth will place significant stress on our operation, management, employee base and ability to meet capital requirements sufficient to support our growth over the next 12 months. Any failure to address the needs of our growing business successfully could have a negative impact on our chance of success.

If we acquire or invest in other businesses, we will face certain risks inherent in such transactions.

We may acquire, make investments in, or enter into strategic alliances or joint ventures with, companies engaged in businesses that are similar or complementary to ours. If we make such acquisitions or investments or enter into strategic alliances, we will face certain risks inherent in such transactions. For example, we could face difficulties in managing and integrating newly acquired operations. Additionally, such transactions would divert management resources and may result in the loss of artists or songwriters from our rosters. We cannot assure you that if we make any future acquisitions, investments, strategic alliances or joint ventures that they will be completed in a timely manner, that they will be structured or financed in a way that will enhance our creditworthiness or that they will meet our strategic objectives or otherwise be successful. Failure to effectively manage any of these transactions could result in material increases in costs or reductions in expected revenues, or both.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and detect fraud. We are in the process of evaluating changes to internal controls for our new public company status, but have not yet implemented changes. Failure to implement changes to our internal controls or any other factors that we identify as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our business, operations or reported financial information. Any such inability to establish effective controls or loss of confidence would have an adverse effect on our company and could adversely affect the trading price of our stock.

Following the Exchange, we became subject to the reporting requirements of the federal securities laws, which impose additional burdens on us.

As a result of the Exchange, we have become a public reporting company and, accordingly, subject to the information and reporting requirements of the 1934 Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to increase.

It may be time-consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. Certain members of our management have limited or no experience operating a company whose securities are traded or listed on an exchange, nor with SEC rules and requirements, including SEC reporting practices and requirements that are applicable to a publicly traded company. We may need to recruit, hire, train and retain additional financial reporting, internal controls and other personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications required by the Sarbanes-Oxley Act.

“Penny Stock” rules may make buying or selling our common stock difficult.

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker- dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker-dealers to:

▪	Make a suitability determination prior to selling a penny stock to the purchaser;
▪	Receive the purchaser’s written consent to the transaction; and
▪	Provide certain written disclosures to the purchaser.

Risks Associated with the Entertainment, Media and Communications Industries

Competition from providers of similar products and services could materially adversely affect MMG’s revenues and financial condition.

The music industry in which we compete is a rapidly evolving, highly competitive and fragmented market, which is based on consumer preferences and requires substantial human and capital resources. We expect competition to intensify in the future. There can be no assurance that MMG will be able to compete effectively. We believe that the main competitive factors in the entertainment, media and communications industries include effective marketing and sales, brand recognition, product quality, product placement and availability, niche marketing and segmentation and value propositions. They also include benefits of one's company, product and services, features and functionality, and cost. Many of our competitors are established, profitable and have strong attributes in many, most or all of these areas. They may be able to leverage their existing relationships to offer alternative products or services at more attractive pricing or with better customer support. Other companies may also enter our markets with better products or services, greater financial and human resources and/or greater brand recognition. Competitors may continue to improve or expand current products and introduce new products. We may be perceived as relatively too small or untested to be awarded business relative to the competition. To be competitive, we will have to invest significant resources in business development, advertising and marketing.  We may also have to rely on strategic partnerships for critical branding and relationship leverage, which partnerships may or may not be available or sufficient. We cannot assure that it will have sufficient resources to make these investments or that we will be able to make the advances necessary to be competitive. Increased competition may result in price reductions, reduced gross margin and loss of market share. Failure to compete successfully against current or future competitors could have a material adverse effect on the Company’s business, operating results and financial condition.

We compete with other recorded music companies and music publishers to identify and sign new recording artists and songwriters who subsequently achieve long-term success and to renew agreements with established artists and songwriters. In addition, our competitors may from time to time reduce their prices in an effort to expand market share and introduce new services, or improve the quality of their products or services. We may lose business if we are unable to sign successful artists or songwriters or to match the prices or the quality of products and services, offered by our competitors. Our Publishing Division will compete not only with other music publishing companies, but also with songwriters who publish their own works. Our Recorded Music Division is to a large extent dependent on technological developments, including access to and selection and viability of new technologies, and is subject to potential pressure from competitors as a result of their technological developments. For example, our Recorded Music Division may be adversely affected by technological developments that facilitate the piracy of music, such as Internet peer-to-peer file-sharing and CD-R activity; by its inability to enforce our intellectual property rights in digital environments; and by its failure to develop a successful business model applicable to a digital online environment. It also faces competition from other forms of entertainment and leisure activities, such as cable and satellite television, pre-recorded films on videocassettes and DVD, the Internet and computer and videogames.

The speculative nature of the entertainment, media and communications industry may result in our inability to produce products or services that receive sufficient market acceptance for us to be successful.

Certain segments of the entertainment, media and communications industry are highly speculative and historically have involved a substantial degree of risk. For example, the success of a particular film, video game, program or recreational attraction depends upon unpredictable and changing factors, including the success of promotional efforts, the availability of alternative forms of entertainment and leisure time activities, general economic conditions, public acceptance and other tangible and intangible factors, many of which are beyond our control. If we complete a business combination with a target business in such a segment, we may be unable to produce products or services that receive sufficient market acceptance for us to be successful.

Due to the nature of our business, our results of operations and cash flows may fluctuate significantly from period to period.

Our net sales, operating income and profitability, like those of other companies in the music business, are largely affected by the number and quality of albums that we release, our release schedule, and, more importantly, the consumer demand for these releases. We also make advance payments to recording artists and songwriters, which impact our operating cash flows. The timing of album releases and advance payments is largely based on business and other considerations and is made without regard to the timing of the release of our financial results. We report results of operations quarterly and our results of operations and cash flows in any reporting period may be materially affected by the timing of releases and advance payments, which may result in significant fluctuations from period to period.

Changes in technology may reduce the demand for the products or services we may offer following a business combination.

The entertainment, media and communications industries are substantially affected by rapid and significant changes in technology. These changes may reduce the demand for certain existing services and technologies used in these industries or render them obsolete. We cannot assure you that the technologies used by or relied upon or produced by a target business with which we effect a business combination will not be subject to such occurrence. While we may attempt to adapt and apply the services provided by the target business to newer technologies, we cannot assure you that we will have sufficient resources to fund these changes or that these changes will ultimately prove successful.

If our products or services that we market and sell are not accepted by the public, our profits may decline.

Certain segments of the entertainment, media and communications industries are dependent on developing and marketing new products and services that respond to technological and competitive developments and changing customer needs and tastes. We cannot assure you that the products and services of a target business with which we effect a business combination will gain market acceptance. Any significant delay or failure in developing new or enhanced technology, including new product and service offerings, could result in a loss of actual or potential market share and a decrease in revenues.

The recorded music industry has been declining and may continue to decline, which may adversely affect our prospects and our results of operations.

Illegal downloading of music from the Internet, CD-R piracy, industrial piracy, economic recession, bankruptcies of record wholesalers and retailers and growing competition for consumer discretionary spending and retail shelf space may all be contributing to a declining recorded music industry. Additionally, the period of growth in recorded music sales driven by the introduction and penetration of the CD format has ended. While DVD-Audio, Dual Disc and downloadable digital files are thought to represent potential new avenues for growth, no significant new legitimate audio format has yet emerged to take the place of the CD. The value of worldwide sales fell as the music industry witnessed a decline of 4.9% from 1999 to 2000, 5.7% from 2000 to 2001, 6.7% from 2001 to 2002 and 7.6% from 2002 to 2003. Although we believe that the recorded music industry should continue to improve as evidenced by the year-over-year growth in U.S. music physical unit sales year-to-date through year-end 2004, the industry may relapse into a period of decline as witnessed from 1999 to 2003 and we cannot assure you as to the timing or the extent of any improvement in the industry. A declining recorded music industry is likely to lead to reduced levels of revenue and operating income generated by our Recorded Music business. Additionally, a declining recorded music industry is also likely to have a negative impact on our Music Publishing business, which generates a significant portion of its revenues from mechanical royalties, primarily from the sale of music in CD and other recorded music formats.

There may be downward pressure on our pricing and our profit margins.

There are a variety of factors which could cause us to reduce our prices and erode our profit margins. They are, among others, increased price competition among record companies resulting from the Universal and Sony BMG recorded music duopoly, price competition from the sale of motion pictures in DVD-Video format and videogames, the ever greater price negotiating leverage of mass merchandisers and big box retailers, the increased costs of doing business with mass merchandisers and big box retailers as a result of complying with operating procedures that are unique to their needs and the adoption by record companies of initially lower-margin formats such as Dual Disc and DVD-Audio.

Our prospects and financial results may be adversely affected if we fail to identify, sign and retain artists and songwriters and by the existence or absence of superstar releases and by local economic conditions in the countries in which we operate.

We are dependent on identifying, signing and retaining artists with long-term potential, whose debut albums are well received on release, whose subsequent albums are anticipated by consumers and whose music will continue to generate sales as part of our catalog for years to come. The competition among record companies for such talent is intense. Competition among record companies to sell records is also intense and the marketing expenditures necessary to compete have increased as well. We are also dependent on signing and retaining songwriters who will write the hit songs of today and the classics of tomorrow under terms that are economically attractive to us. Our competitive position is dependent on our continuing ability to attract and develop talent whose work can achieve a high degree of public acceptance. Our financial results may be adversely affected if we are unable to identify, sign and retain such artists and songwriters under terms that are economically attractive to us. Our financial results may also be affected by the existence or absence of superstar artist releases during a particular period. Some music industry observers believe that the number of superstar acts with long-term appeal, both in terms of catalog sales and future releases, has declined in recent years. Additionally, our financial results are generally affected by the general economic and retail environment of the countries in which we operate, as well as the appeal of our recorded music catalog and our music publishing library.

We may have difficulty addressing the threats to our business associated with home copying and Internet downloading.

The combined effect of the decreasing cost of electronic and computer equipment and related technology such as CD burners and the conversion of music into digital formats have made it easier for consumers to create unauthorized copies of our recordings in the form of, for example, CDs and MP3 files. A substantial portion of our revenue comes from the sale of audio products that are potentially subject to unauthorized consumer copying and widespread dissemination on the Internet without an economic return to us. If we fail to develop effective means of protecting our intellectual property (whether copyrights or other rights such as patents, trademarks and trade secrets) or entertainment-related products or services, our results of operations, financial position and prospects may suffer.

Organized industrial piracy may lead to decreased sales.

The global organized commercial pirate trade is a significant threat to the music industry. Worldwide, industrial pirated music (which encompasses unauthorized physical copies manufactured for sale but does not include Internet downloads or home CD burning) is estimated to have generated over $4.5 billion in revenues in 2003, according to IFPI. IFPI estimates that 1.7 billion pirated units were manufactured in 2003. According to IFPI estimates, approximately 35% of all music CDs sold worldwide in 2003 were pirated. Unauthorized copies and piracy contributed to the decrease in the volume of legitimate sales and put pressure on the price of legitimate sales. They may have an adverse effect on our business.

The recorded music industry is under investigation by Eliot Spitzer, the Attorney General for the State of New York, regarding its practices in promoting its records to radio stations.

On September 7, 2004 and November 22, 2004, Eliot Spitzer, the Attorney General of the State of New York, served Warner Music Group with requests for information in the form of subpoenas duces tecum in connection with an industry-wide investigation of the relationship between music companies and radio stations, including the use of independent promoters. The investigation is pursuant to New York Executive Law §63(12) and New York General Business Law §349, both of which are consumer fraud statutes. It is too soon to predict the outcome of this investigation but it has the potential to result in changes in the manner in which the recorded music industry promotes its records, which could adversely affect our business.

If we are unable to protect our intellectual property rights competitors may be able to use our technology or intellectual property rights, which could weaken our competitive position.

We own several intellectual property assets. Our success depends in part on our ability to obtain and enforce intellectual property rights for those assets, both in the United States and in other countries. In those circumstances, we may file applications for patents, copyrights and trademarks as our management deems appropriate. We cannot assure you that these applications, if filed, will be approved, or that we will have the financial and other resources necessary to enforce our proprietary rights against infringement by others. Additionally, we cannot assure you that any patent, trademark or copyright obtained by us will not be challenged, invalidated or circumvented.

If we are alleged to have infringed on the intellectual property or other rights of third parties it could subject us to significant liability for damages and invalidation of our proprietary rights.

Our business is highly dependent upon intellectual property, a field that has encountered increasing litigation in recent years. If third parties allege that we have infringed on their intellectual property rights, privacy rights or publicity rights or have defamed them, we could become a party to litigation. These claims and any resulting lawsuits could subject us to significant liability for damages and invalidation of our proprietary rights and/or restrict our ability to publish and distribute the infringing or defaming content. There can be no assurance that we would prevail in any such litigation. If we were to lose a litigation relating to intellectual property, we could be forced to pay monetary damages and to cease the sale of certain products or the use of certain technology. Any of the foregoing may adversely affect our business.

Radio VSE leases airtime from a third party, Island Broadcasting Company, a New York general partnership (“Island Broadcasting”), which must comply with comprehensive, complex and sometimes unpredictable federal regulations, which could have an adverse effect on our businesses if Island Broadcasting’s FCC license is revoked or not renewed and we can no longer lease airtime from Island Broadcasting.

Our broadcasting operations are dependent on leasing airtime from a third party, Island Broadcasting, which owns licenses from the FCC, which regulates the radio and television broadcasting industries in the United States. The radio and television broadcasting industries in the United States are subject to extensive and changing regulation by the FCC. Among other things, the FCC is responsible for the following:

-	assigning frequency bands for broadcasting;

-	determining the particular frequencies, locations and operating power of stations;

-	issuing, renewing, revoking and modifying station licenses;

-	determining whether to approve changes in ownership or control of station licenses;

-	regulating equipment used by stations; and

-	adopting and implementing regulations and policies that directly affect the ownership, operation, programming and employment practices of stations.

The FCC has the power to impose penalties for violation of its rules or the applicable statutes. While in the vast majority of cases licenses are renewed by the FCC, we cannot be sure that Island Broadcasting’s license will be renewed at the expiration date. Even if Island Broadcasting’s license is renewed, we cannot be sure that the FCC will not impose conditions or qualifications that could cause problems in our businesses or that Island Broadcasting will renew our lease for airtime.

A number of federal rules governing broadcasting have changed significantly in recent years and additional changes may occur, particularly with respect to the rules governing digital audio broadcasting, satellite radio services, multiple ownership and attribution. We cannot predict the effect that these regulatory changes may ultimately have on our operations.

The FCC has recently begun more vigorous enforcement of its indecency rules against the broadcast industry, which could have a material adverse effect on our business and our leasing airtime from Island Broadcasting.

The FCC’s rules prohibit the broadcast of obscene material at any time and indecent material between the hours of 6 A.M. and 10 P.M. Broadcasters risk violating the FCC’s indecency rules because of the FCC’s broad definition of such material, coupled with the spontaneity of live programming.

Recently, the FCC has begun more vigorous enforcement of its indecency rules against the broadcasting industry as a whole. Two Congressional committees have recently conducted hearings relating to indecency. Legislation has also been introduced in Congress that would increase the penalties for broadcasting indecent programming, and depending on the number of violations engaged in, would automatically subject broadcasters to license revocation, renewal or qualifications proceedings in the event that they broadcast indecent material. The FCC has indicated that it is stepping up its enforcement activities as they apply to indecency, and has threatened to initiate license revocation proceedings against broadcast licensees for future ‘‘serious indecency violations.’’ The FCC has found on a number of occasions recently, chiefly with regard to radio stations, that the content of broadcasts has contained indecent material. The FCC issued fines to the offending licensees. Moreover, the FCC has recently begun imposing separate fines for each allegedly indecent ‘‘utterance,’’ in contrast with its previous policy, which generally considered all indecent words or phrases within a given program as constituting a single violation.

The Communications Act provides that the FCC must renew a broadcast license if (i) the station involved has served the ‘‘public interest, convenience and necessity’’ and (ii) there have been no ‘‘serious violations’’ of the Act or FCC rules, and no ‘‘other violations’’ of the Act or rules which ‘‘taken together, would constitute a pattern of abuse.’’ If the Commission were to determine that indecency or other violations by Island Broadcasting falls within either or both of those definitions, the agency could (x) grant the license renewal applications of Island Broadcasting with burdensome conditions, such as requirements for periodic reports, (y) grant the applications for less than the full eight-year term in order to allow an early reassessment of Island Broadcasting, or (z) order an evidentiary hearing before an administrative law judge to determine whether renewal of Island Broadcasting’s license should be denied. If Island Broadcasting’s license renewal was ultimately denied, the station would be required to cease operation permanently. As a result Radio VSE would have to lease airtime from another station.

Legislation is pending in Congress which would, among other things, (i) increase very substantially the fines for indecent broadcasts, (ii) specify that all indecency violations are “serious” violations for license renewal purposes and (iii) mandate an evidentiary hearing on the license renewal application of any station that has had three indecency violations during its license term.

Management is fully aware of these risks, and believes that these are manageable risks and does not post real threats to the Company’s healthy development.

Risks Related to Our Common Stock and its Market

If the ownership of our common stock continues to be somewhat concentrated in shares owned by our management, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

       As of June 20, 2007, our executive officers, directors and their affiliates, beneficially own or control  approximately 53.33% of the outstanding shares of our Common Stock, which entitles the holder to vote on a one vote per share basis. Accordingly, our current executive officers, directors and their affiliates will have some control over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

We may issue preferred stock in the future, and the terms of the preferred stock may reduce the value of your common stock.

We are not presently authorized to issue preferred stock but intend to authorize same in the future.  If we authorize blank check preferred stock, our Board of Directors will be able to determine the terms of preferred stock without further action by our stockholders.

To the extent we issue preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, and may include preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions.

We have not, and currently do not anticipate, paying dividends on our common stock.

We have never paid any dividend on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. We currently intend to retain future earnings, if any, to finance operations, capital expenditures and to expand our business.

There is a limited or almost non-existent market for our common stock which makes it difficult for investors to engage in transactions in our securities.

Our common stock is quoted on the OTCBB under the symbol “FHCS”. There is a limited trading market for our common stock. If public trading of our common stock does not increase, a liquid market will not develop for our common stock. The potential effects of this include difficulties for the holders of our common shares to sell our common stock at prices they find attractive. If liquidity in the market for our common stock does not increase, investors in our company may never realize a profit on their investment.

Our stock is thinly traded, which can lead to price volatility and difficulty liquidating your investment.

The trading volume of our stock has been low, which can cause the trading price of our stock to change substantially in response to relatively small orders. In addition, during the last two fiscal years and interim quarters, our common stock has traded as low as $0.05 and as high as $0.85. Both volume and price could also be subject to wide fluctuations in response to various factors, many of which are beyond our control, including actual or anticipated variations in quarterly and annual operating results and general market perception.  An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. In addition, we believe that factors such as changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.  These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future.  We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

Our common stock is deemed to be “penny stock”, which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements may reduce the potential market for our common stock by reducing the number of potential investors.  This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them.  This could cause our stock price to decline.  Penny stocks are stock:

▪	With a price of less than $5.00 per share;

▪	That are not traded on a “recognized” national exchange;

▪	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

▪
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks.  Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Many brokers have decided not to trade “penny stocks” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules,” investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded on the Grey Market, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

Shares eligible for public sale in the future could decrease the price of our shares of common stock and reduce our future ability to raise capital.

Sales of substantial amounts of shares of our common stock in the public market could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares.  In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.

Management is fully aware of these risks, and believes that these are manageable risks and does not post real threats to the Company’s healthy development.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our common stock, as of June 20, 2007, taking into account the consummation of the Exchange, by: (i) each director; (ii) each person who is known to us to be the beneficial owner of more than 5%of our outstanding common stock; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all our current executive officers and directors of as a group. Except as otherwise indicated in the footnotes, all information with respect to share ownership and voting and investment power has been furnished to us by the persons listed. Except as otherwise indicated in the footnotes, each person listed has sole voting power with respect to the shares shown as beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(2)

Common Stock	Aleksandr Shvarts(1) (3)	9,091,168	12.46%

Common Stock	David Kokakis, Esq.(1)	3,866,666	5.30%

Common Stock	Gennady Pomeranets CPA(1)	1,270,885	1.74%

Common Stock	Dr. Lev Paukman(1)	7,861,222	10.77%

Common Stock	Eric Schwartz(1) (3)	5,571,168	7.63%

Common Stock	Elan Kaufman(1)	10,129,301	13.88%

Common Stock	All officers and directors as a group (5 in number)	37,790,410	51.78%

(1) The person listed is an officer and/or director of the Company and the address for each beneficial owner is 598 Broadway, 3rd Floor, New York, New York 10012.

(2) Based on 72,978,695 common shares issued and outstanding as of June 20, 2007.

(3) Aleksandr Shvarts and Eric Schwartz are brothers.

Changes in Control

No arrangements exist which may result in a change in control of us.

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth the names, ages and positions of our executive officers and directors upon effectiveness of the Exchange:

Name	Age	Office

Aleksandr Shvarts	38	Chairman and Chief Executive Officer
David Kokakis, Esq.	34	Director, Acting President and Chief Operating Officer
Gennady Pomeranets, CPA	36	Chief Financial Officer and Treasurer
Eric Schwartz	46	Director and Executive Vice President
Dr. Lev Paukman	65	Director
Dr. Elan Kaufman Kurt Dalmata	33	Director Director

Set forth below is certain information with respect to the designated officers and directors, including their names, principal occupations for the past five years, and their directorships with other corporations.

Aleksandr Shvarts, Chairman and Chief Executive Officer.  Mr. Shvarts has served as Mega Media’s Chief Executive Officer and Chairman since February 2004.  Mr. Shvarts has more than fifteen years of experience in the financial community. He has implemented and supervised numerous marketing plans for public and private companies. His specialty is in forecasting and creating business strategies for start-up companies based on careful analysis of economic, political and general market conditions. Outside of the financial world, he has been involved in numerous entertainment activities, including live concerts promotions, radio programming, and video production and recording artist development. Mr. Shvarts created and implemented the overall business strategy for the Company. Mr. Shvarts is the brother of Eric Schwartz.

David Kokakis, Esq., Director, Acting President and Chief Operating Officer.  Mr. Kokakis has served as Chief Operating Officer of Skeleton Key Entertainment and Mega Media since February 1, 2006 and a Director of Mega Media since August 2006.  Mr. Kokakis is an entertainment attorney who has represented major talents in the music business, including multi-platinum-selling rock acts, such as Godsmack, successful urban artists, such as Lil Bow Wow, 3LW, Blu Cantrell and Three 6 Mafia, and Grammy-winning producers and songwriters, such as Raphael Saadiq. He has developed a specialty in representing independent record companies, such as Jellybean Recordings and Pookie Entertainment, and consulting for major record labels that seek to implement new business models, including Island Def Jam and Warner Music Group. He practiced law for the past six years in the New York entertainment department of Greenberg Traurig, LLP, currently the world's largest entertainment law firm, and prior to that at a boutique entertainment law firm in New York that specialized in artist representation. He has a background in artist management, production and studio engineering, and is also an entrepreneur who owns restaurants and bars in New York City and northern New Jersey. Mr. Kokakis is responsible for overseeing business development, acquisitions and the general operations of MMG.

Gennady Pomeranets, CPA, Chief Financial Officer and Treasurer.  Mr. Pomeranets has served as Mega Media’s Chief Financial Officer since February 1, 2006.   Mr. Pomeranets is a certified public accountant with years of experience in fashion, entertainment, audio recording and video production industries. He is a graduate of Brooklyn College and practiced at Frederick Kantor & Co, CPAs, PC, LCS&Z Glickman Lutz LLP, and H.J. Berhman & Co LLP. He has been a managing director of a local New York public accounting firm with diversified clientele serving varieties of industries and communities. Mr. Pomeranets has extensive experience in entertainment industry and is currently serving as a director of September 11 Family Group Marina Gertsberg Memorial Fund Inc.

Eric Schwartz, Director and Executive Vice President.  Mr. Schwartz has served as the Chief Operating Officer of Echo Broadcasting since March 2005 and a Director of Mega Media since April 2007.  Beginning his career as a musician, performer, and recording artist in the late '70s and early '80s, Mr. Schwartz has an in-depth knowledge of the music business. As Executive Director of Interlude Recording Studios in New York City, he successfully booked many internationally known recording artists, including Roberta Flack, Gil Goldstein, Alex Sipiagin, KRS-ONE, and Mad Lion. He also served for eleven years as Executive Producer of the renowned fifty-two person floor show at Rasputin Supper Club in Brooklyn, where his work received rave reviews from local, national and international publications. He was solely responsible for arranging and recording the scores for the shows, creating multimedia video concepts, creating conceptual designs, and the general management and production of the show. Mr. Schwartz is responsible for managing MMG's recording and media facilities, as well as programming and content for the MMG operated radio station. Mr. Schwartz is the brother of Alex Shvarts.

Dr. Lev Paukman, Director.  Dr. Paukman has served as a Director of Mega Media since February 1, 2006.  Dr. Paukman is one of the most distinguished members of the Russian-speaking Community of New York. Since the late 70s Dr. Paukman has practiced medicine in prestigious NY City hospitals like NY Methodist, Mt Sinai, Victory Memorial Medical Center, just to name a few. His medical research has been published in major medical journals. Despite the demanding schedule imposed by his private practice, Dr. Paukman is a committed public servant, who works tirelessly on behalf of the Ethnic Russian Community.

He is an active Board Member of the United Jewish Appeal, Council of Jewish Immigrant Community Organization, Bnei Zion, and other Charitable and Civic organizations. Renown for his personal generosity and compassion to those less fortunate has received numerous awards for his relentless philanthropic activities and communal involvement. He has been an active political liaison to the Russian Community. Recently he has begun an active campaign to educate Russian community against the addictions of drugs in teenagers. In 2003 Dr. Paukman implemented his vision of creating a vehicle that would unite the Ethnic Russians of New York, be one source of information and entertainment and be a bridge between the mainstream and ethnic New Yorkers. The vision was Radio VSE.

Dr. Elan Kaufman, Director.  Dr. Kaufman has served as a Director of Mega Media since April 2007.  Dr. Kaufman is one of the founders of Radio VSE, one of our subsidiaries.  He is one of a select few professionals in New York who holds the honor of being a Diplomate of the American Board of Pediatric Dentistry.  He is the Chief of Pediatric Dentistry at both St. Luke’s-Roosevelt Hospital Center, NYC, and Coney Island Hospital, Brooklyn.  In addition to his work in the hospitals, he owns and operates a pediatric and orthodontic group practice in Brooklyn that employs over thirty professionals.  He serves as an Assistant Clinical Professor of Dentistry at both Columbia University School of Dental Medicine and Mt. Sinai School of Medicine and is a member of the American Academy of Pediatric Dentistry and of the American Dental Association.  He is a graduate of Tufts University School of Dental Medicine and completed his pediatric dental residency at Brookdale University Hospital, in affiliation with NYU College of Dentistry.  Dr. Kaufman is the pediatric dental liaison to the American Academy of Pediatrics, Chapter II and is involved in several charities benefiting children.  In addition to his professional dental activities, Dr. Kaufman owns and operates a real estate holding company based in Manhattan.

Kurt Dalmata  Director.  Mr. Dalmata is representing First Capital Investment Corp.’s interests in the issuer.  In 2004 Mr. Dalmata was appointed to the position of Chief Financial Officer and Director of Wysak Petroleum.  As former Associate Director of UBS Securities in London, Mr. Dalmata over saw equity placements and M & A transactions.  In addition, his corporate history includes an executive position with the Bank of America's offices in Munich, London and Vienna. Among Mr. Dalmata's educational achievements are a degree in Law and an MBA from INSEAD. Mr. Dalmata is a resident of Zurich, Switzerland and is currently active in advising private clients regarding mergers and acquisitions, corporate finance, strategic and financial advisory services.

Legal Proceedings

Except as disclosed below, to our knowledge, during the past five years, no other director, executive officer, promoter, control person, nominee or designee to serve as officer or director has been:

▪
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

▪	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

▪
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

▪	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

On November 8, 2000, Mr. Shvarts pled guilty to one count of securities fraud and he also pled guilty to superseding information, charging three counts of conspiracy to commit securities fraud. The charges related to Mr. Shvarts activities at Global Equities Group, Inc. in connection with an initial public offering in 1996. Mr. Shvarts was sentenced to 41 months of imprisonment. Mr. Shvarts was released from prison on December 3, 2002. He was also required to make restitution in the amount of $837,436.80. Mr. Shvarts was also disciplined by the NASD for his role in the foregoing. Mr. Shvarts is continuing to make payments in compliance with his restitution obligations.

Executive Officer Compensation

The following summary compensation table sets forth, for the fiscal years ended January 31, 2007 and 2006, all compensation awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer and the two most highly compensated executive officers who received annual compensation in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Aleksandr Shvarts(1) Chief Executive Officer of	2007	180,000	0	3,680	0	0	0	0	183,680
Mega Media	2006	42,500	0	0	0	0	0	0	42,500

Eric Schwartz(2) Chief Operating Officer of	2007	180,000	0	1,920	0	0	0	0	181,920
Echo Broadcasting	2006	60,705	0	0	0	0	0	0	60,705

David Kokakis, Esq.(3) Chief Operating Officer of	2007	150,000	0	1,750	0	0	0	0	151,750
Skeleton Key Entertainment	2006	0	0	0	0	0	0	0	0

Gennady Pomeranets, CPA(4) Chief Financial Officer	2007	60,000	0	500	0	0	0	0	60,500
of Mega Media	2006	0	0	0	0	0	0	0	0

Teodoro F. Franco L.	2007	0	0	0	0	0	0	0	0
Former Sole Officer	2006	0	0	0	0	0	0	0	0
___________

(1)
$94,054 of Mr. Shvart’s salary for the fiscal year ended January 31, 2007 was accrued and unpaid.  Mr. Shvarts stock awards consisted of 3,680,000 shares of preferred stock valued at par value, $.001 per share.

(2)
$98,852 of Mr. Schwartz’s salary for the fiscal year ended January 31, 2007 was accrued and unpaid.  Mr. Schwartz stock awards consisted of 1,920,000 shares of preferred stock valued at par value, $.001 per share.

(3)
$126,923 of Mr. Kokakis’ salary for the fiscal year ended January 31, 2007 was accrued and unpaid.  Mr. Kokakis stock awards consisted of 1,750,000 shares of preferred stock valued at par value, $.001 per share.

(4)
$60,000 of Mr. Pomeranets’ salary for the fiscal year ended January 31, 2007 was accrued and unpaid.  Mr. Pomeranets stock awards consisted of 500,000 shares of preferred stock valued at par value, $.001 per share.

Outstanding Equity Awards at Fiscal Year-End. There were no individual grants of stock options to purchase our common stock made to the named executive officers in the Summary Compensation Table during the fiscal year ended January 31, 2007, and the subsequent period up to the date of the filing of this Information Statement.

Employment Agreements

Mega Media has executed employment contracts with all executive officers with the term of each such contract commencing February 1, 2006. The term of each contract is two years and the compensation information is included in the above section entitled “Executive Compensation”.

Board of Directors Composition and Committees

Immediately following the Exchange, the Company’s Board of Directors will be comprised of the following five (5) directors: Aleksandr Shvarts (Chairman), Dr. Lev Paukman, David Kokakis, Esq., Eric Schwartz and Dr. Elan Kaufman.

Audit Committee Financial Expert

Within 90 days of the closing of the Exchange, the Company will appoint an independent director to serve on the Company’s Audit Committee as an audit committee financial expert. This person shall be independent, as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

Director Compensation

Following the Exchange, the Company may compensate non-management directors through the issuance of stock awards including, without limitation, stock options, restricted stock awards, stock grants and/or stock appreciation rights. The Company intends to make such awards pursuant to a stock option plan or employee incentive plan to be approved by the Company.

Code of Ethics

We have adopted a Code of Business Ethics that is attached to this filing as Exhibit 14.1 The Code applies to our executive officers and employees.

Certain Relationships and Related Party Transactions

Eric Schwartz and Alex Shvarts are brothers.  No other family relationships exist among our directors or executive officers, or designees to serve as officers and directors.

Transactions with Management and Others

Except as indicated below, and for the periods indicated, there were no material transactions, or series of similar transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transactions, or series of similar transactions, to which we were or are a party, in which the amount involved exceeds $21,332, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Debt Conversion Agreement dated May 2, 2007 and Corresponding Loan Agreement

Pursuant to a Debt Conversion Agreement dated May 2, 2007 by and between MMG and Danny Vinokur (“Vinokur”), Vinokur agreed to convert a loan to MMG of $150,000.00 made pursuant to a loan agreement between the parties dated on or about July 21, 2006, at a rate of thirty cents ($0.30) per share into 500,000 shares of FHCS Common Stock upon the Closing of the Exchange, in full and complete satisfaction by MMG of the loan.

Debt Conversion Agreement dated May 2, 2007 and Corresponding Loan Agreements

Pursuant to a Debt Conversion Agreement dated May 2, 2007 by and between MMG and Anna Paukman (“A. Paukman”), A. Paukman agreed to convert two loans to MMG in exchange for shares of FHCS Common Stock upon the Closing of the Exchange. The first loan was for $50,000 pursuant to a loan agreement between the parties dated on or about August 1, 2006 (the “First Loan”), and the second loan was for $117,000 pursuant to a loan agreement between the parties dated on or about January 16, 2007 (the “Second Loan”). The loans shall be converted into shares of FHCS Common Stock at a conversion price of thirty cents ($0.30) per share for the First Loan and at a conversion price of twenty five cents ($0.25) per share for the Second Loan, in full and complete satisfaction by MMG of the loans, thereby entitling A. Paukman to 166,667 shares of Common Stock in respect of the First Loan and 468,000 shares of Common Stock in respect of the Second Loan. A. Paukman is the wife of Lev Paukman, a MMG Director.

Debt Conversion Agreement dated May 2, 2007 and Corresponding Loan Agreement

Pursuant to a Debt Conversion Agreement dated May 2, 2007 by and between MMG and Michael Koifman (“Koifman”), Koifman agreed to convert a loan to MMG of $40,000.00 made pursuant to a loan agreement between the parties dated on or about October 31, 2006, at a rate of thirty cents ($0.30) per share into 133,333 shares of FHCS Common Stock upon the Closing of the Exchange, in full and complete satisfaction by MMG of the loan. Koifman is the father of Elan Kaufman, a MMG Director.

Debt Conversion Agreement dated May 2, 2007 and Corresponding Loan Agreement

Pursuant to a Debt Conversion Agreement dated May 2, 2007 by and between MMG and Lev Paukman (“L. Paukman”), L. Paukman agreed to convert a loan to MMG of $50,000.00 made pursuant to a loan agreement between the parties dated on or about October 31, 2006, at a rate of thirty cents ($0.30) per share into 166,667 shares of FHCS Common Stock upon the Closing of the Exchange, in full and complete satisfaction by MMG of the loan. L. Paukman is a MMG Director.

Debt Conversion Agreement dated May 2, 2007 and Corresponding Loan Agreement

Pursuant to a Debt Conversion Agreement dated May 2, 2007 by and between MMG and David Kokakis (“Kokakis”), Kokakis agreed to convert a loan to MMG of $110,000.00 made pursuant to a consolidated loan agreement between the parties dated on or about October 31, 2006, at a rate of thirty cents ($0.30) per share into 366,667 shares of FHCS Common Stock upon the Closing of the Exchange, in full and complete satisfaction by MMG of the loan. The aggregate amount of the loan pursuant to the agreement was $444,455, which leaves a balance of $334,455 after the $110,000 conversion as aforesaid, and further less a $5,000 repayment made on or about March 23, 2007, leaving a net balance of $329,455 pursuant to the loan agreement. The $329,500 balance bears an interest rate of 9% per annum pursuant to the loan agreement and matures no later than October 31, 2007 with a prepayment option exercisable by Kokakis with 30 days written notice to MMG requesting repayment. Kokakis is MMG’s Chief Operating Officer and a Director.

Debt Conversion Agreement dated May 2, 2007 and Corresponding Loan Agreements

Pursuant to a Debt Conversion Agreement dated May 2, 2007 by and between MMG and Elan Kaufman (“Kaufman”), Kaufman agreed to convert three loans to MMG in exchange for shares of FHCS Common Stock upon the Closing of the Exchange. The first loan was for $74,000 pursuant to a loan agreement between the parties dated on or about February 22, 2007 (the “First Loan”), the second loan was for $56,000 pursuant to a loan agreement between the parties dated on or about October 24, 2006 (the “Second Loan”), and the third loan was for $30,000 pursuant to a loan agreement between the parties dated on or about November 11, 2006 (the “Third Loan”). The loans shall be converted into shares of FHCS Common Stock at a conversion price of twenty five cents ($0.25) per share for the First Loan, at a conversion price of thirty cents ($0.30) per share for the Second Loan, and at a conversion price of thirty cents ($0.30) per share for the Third Loan, in full and complete satisfaction by MMG of the loans, thereby entitling Kaufman to 296,000 shares of Common Stock in respect of the First Loan, 186,667 shares of Common Stock for the Second Loan, and 100,000 shares of Common Stock in respect of the Third Loan. Kaufman is a MMG Director.

Debt Conversion Agreement dated May 2, 2007 and Corresponding Loan Agreements

Pursuant to a Debt Conversion Agreement dated May 2, 2007 by and between MMG and Andrey Anikeyev (“Anikeyev”), Anikeyev agreed to convert two loans to MMG in exchange for shares of FHCS Common Stock upon the Closing of the Exchange. The first loan was for $100,000 pursuant to a loan agreement between the parties dated on or about October 10, 2006 (the “First Loan”), and the second loan was for $100,000 pursuant to a loan agreement between the parties dated January 11, 2007 (the “Second Loan”). The loan shall be converted into shares of FHCS Common Stock at a conversion price of thirty cents ($0.30) per share for the First Loan and at a conversion price of twenty five cents ($0.25) per share for the Second Loan, in full and complete satisfaction by MMG of the loans, thereby entitling Anikeyev to 333,333 shares of Common Stock in respect of the First Loan and 400,000 shares of Common Stock in respect of the Second Loan.

Loan Agreement and Stock Purchase Agreement dated March 2, 2007

Pursuant to a Loan Agreement and Stock Purchase Agreement dated on or about March 2, 2007 by and between MMG and Alex Puzaitzer (“Puzaitzer”), Puzaitzer agreed to loan to MMG $100,000 at an interest rate of 9.00 percent per annum, to be paid in full by the Company no later than twelve (12) months from the date of the loan agreement. The loan agreement provides that the principle amount of this loan, or $100,000, is convertible into common stock of MMG at a conversion price of $0.25 per share at the option of Puzaitzer.

Transactions with Promoters

There are no material transactions between us and our promoters or founders.

Description of Securities

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and no preferred stock.  Prior to the Exchange, we had outstanding 33,959,961 shares of common stock.  After giving effect to the cancellation of 13,161,033 shares of common stock surrendered by the FHCS Shareholders pursuant to the Exchange Agreement, the issuance of 49,990,406 shares of common stock under the Exchange Agreement and the issuance of 2,189,361 shares of common stock to First Capital Invest Corp. for arranging the transaction, on June 20, 2007, we had outstanding 72,978,695 shares of common stock on a fully diluted basis.

As a result of the Exchange, Mega Media’s shareholders became our majority shareholders holding 68.50% of the issued and outstanding fully diluted common stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock (there are none currently). Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and non-assessable.

Market Price of and Dividends on Our Common Equity and Related Stockholder Matters

Market Information

Our common stock is currently quoted on the OTCBB under the symbol “FHCS”. There is a limited trading market for our common stock. The following table sets forth the range of high and low bid quotations for each quarter within the last two fiscal years, and the subsequent interim period. These quotations as reported by the OTCBB reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

	Closing Bid
YEAR 2005	High Bid	Low Bid
1st Quarter Ended April 30	$0.850	$0.300
2nd Quarter Ended July 31	--	--
3rd Quarter Ended October 31	$0.300	$0.255
4th Quarter Ended January 31, 2006	$0.200	$0.100

YEAR 2006	High Bid	Low Bid
1st Quarter Ended April 30	$0.121	$0.050
2nd Quarter Ended July 31	$0.200	$0.014
3rd Quarter Ended October 31	--	--
4th Quarter Ended January 31, 2007	--	--

YEAR 2007	High Bid	Low Bid
1st Quarter Ended April 30	$0.275	$0.275
Period ended June 20	$0.300	$0.300

Holders

On June 20, 2007, prior to the Exchange, in accordance with our transfer agent records, we had 50 shareholders of record, holding 33,959,961 shares of our common stock.

After giving effect to the cancellation of 13,161,033 shares of common stock surrendered by the FHCS Shareholders pursuant to the Exchange Agreement, the issuance of 49,990,406 shares of common stock under the Exchange Agreement and the issuance of 2,189,361 shares of common stock to First Capital Invest Corp. for arranging the transaction, on June 20, 2007, we had 79 shareholders of record, holding 72,978,695 shares of our common stock.

Dividends

Historically, we have not paid dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business. Should we ever produce sufficient earnings as a result of gains in securities of Concept Affiliates we develop, our Board of Directors, after taking into account our earnings, capital requirements, financial condition and other factors, has the discretion to distribute such securities to our stockholders as property dividends.

Legal Proceedings

Except as stated below, neither the Company nor any of its subsidiaries is a party to any pending or threatened legal proceedings.

We are subject to a debt collection lawsuit in the Supreme Court of New York, Kings County, filed on May 14, 2007 by Harris Publications, Inc. for not paying for advertising services rendered.  Plaintiff seeks judgment in the amount of $7,713.00 with interest from March 1, 2005.  We are working to resolve this matter.  In the opinion of our management, this matter is not reasonably expected to have a material adverse effect on our business and financial condition.

Changes in and Disagreements with Accountants

Please see Item 4.01 of this Current Report, which is incorporated herein by reference.

Recent Sales of Unregistered Securities

Please see Item 3.02 of this Current Report, which is incorporated herein by reference.

Indemnification of Directors and Officers

As permitted by the provisions of the Nevada Revised Statutes (“NRS”), the Company has the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the Company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

The Company must indemnify a director, officer, employee or agent who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer, employee or agent, against expenses actually and reasonably incurred by them in connection with the defense.

The Company may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Company.

The NRS also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was:

•	a director, officer, employee or agent of the corporation,

•	or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises.

Such coverage may be for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the corporation has the authority to indemnify them against such liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to officers, directors or persons controlling our company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 3.02        Unregistered Sales of Equity Securities.

Pursuant to the Exchange Agreement, we issued to the following MM Shareholders and MM Note Holders 49,990,406 shares of common stock, which will be restricted in accordance with Rule 144 of the Securities Act:

Shareholder	Number of Shares of Common Stock Issued
Aleksandr Shvarts	9,091,168
Alex Puzaitzer	677,213
A & G	169,303
Andrew Tavel	100,000
Anna Paukman	634,667
Boris Motovich	2,218,956
Boris Tantsky	270,885
Charles Suitt	100,000
Danny Vinokur	838,606
David Kokakis	3,866,666
Lev Paukman	7,861,222
Elan Kaufman	10,129,301

Eric Schwartz	5,571,168
FD Import	1,015,819
Galina Goldberg	20,000
Gennady Pomeranets	1,270,885
Andrey Anikeyev	1,778,267
Kiril Zadov	20,000
Matrix Alliance	1,700,249
Igor Fruman	100,000
Michael Koifman	492,256
Michael Novakhov	20,000
Mikhail Bazoukashvili	10,000
Nicole Caracappa	20,000
Richard Larson	423,258
Julia Milne	1,046,516
Viktor Lushin	20,000
Vladimir Grjonko	20,000
Yevgeny Morgovsky	300,000
Yuri Pirag	200,000
Yuriy Avezov	4,000
Total	49,990,405

Also on June 20, 2007, we issued to First Capital Invest Corp. 2,189,361 shares of our common stock for arranging the transaction.  Such share will be restricted in accordance with Rule 144 of the Securities Act.

All of the above shares were issued in reliance upon an exemption from registration provided by Section 4(2) and/or Regulation D, Rule 506 of the Securities Act, which exempts transactions by an issuer not involving a public offering.

Item 4.01                      Changes in Registrant’s Certifying Accountant.

      (a) On June 20, 2007, we dismissed Moore & Associates, Chartered (“Moore”) as our independent accountants. The decision to change was approved by our Board of Directors.

    During the fiscal quarter ended March 31, 2007, through the date of dismissal, there were no disagreements with Moore on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Moore, would have caused them to make reference to the matter in their reports; and there were no reportable events as listed in Item 304(a)(1)(v) of Regulation S-K. We have requested them to furnish a letter addressed to the Commission stating whether it agrees with the above statements. A copy of Moore’s letter is filed as Exhibit 16.1 to this Form 8-K.

      (b) We retained Kempisty & Company, Certified Public Accountants, PC (“Kempisty”) as our new independent auditors as of June 20, 2007. Kempisty is located at 15 Maiden Lane, Suite 1003, New York, NY 10038. Prior to such date, the Company, did not consult with Kempisty regarding (i) the application of accounting principles, (ii) the type of audit opinion that might be rendered or (iii) any other matter that was the subject of a disagreement between the Company and its former auditor as described in Item 304(a)(1)(iv) of Regulation S-B.

Item 5.01                      Changes in Control of Registrant.

As explained in Items 1.01 and 2.01, which are incorporated herein by reference, on June 20, 2007, we issued to the MM Shareholders and MM Note Holders 49,990,406 shares of our common stock in exchange for all of the outstanding stock of Mega Media.  After such issuance, the shareholders of Mega Media own 68.50% of our issued and outstanding common shares.

The information set forth in Item 5.02 is incorporated herein by reference.

Item 5.02                       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Upon closing of the Exchange Agreement on June 20, 2007, the Company’s sole director and officer, Teodoro F. Franco L simultaneously resigned and appointed the following people as directors and executive officers of us:

Name	Office

Aleksandr Shvarts	Chairman and Chief Executive Officer
David Kokakis, Esq.	Director, Acting President and Chief Operating Officer
Gennady Pomeranets, CPA	Chief Financial Officer and Treasurer
Eric Schwartz	Director and Executive Vice President
Dr. Lev Paukman	Director
Dr. Elan Kaufman Kurt Dalmata	Director Director

      Mr. Franco L’s resignation from the Board of Directors will become effective on the date that is 10 calendar days after the Company mails an Information Statement prepared pursuant to Rule 14f-1 under the Exchange Act.  The information set forth in Items 1.01 and 2.01 are incorporated herein by reference.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As a result of the Exchange described in Items 1.01 and 2.01 above, we changed our fiscal year end to January 31, Mega Media’s fiscal year end.

Item 5.06                      Change in Shell Company Status.

As a result of the Exchange described in Items 1.01 and 2.01 above, we are no longer designated as a shell company as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.  Items 1.01 and 2.01 are incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

In accordance with Item 9.01(a), (i) Mega Media’s audited financial statements for the fiscal years ended January 31, 2007 and 2006 are filed as Exhibit 99.1 to this Current Report on Form 8-K, and (ii) Mega Media’s unaudited financial statements for the three months ended April 30, 2007 and 2006 are filed as Exhibit 99.2 to this Current Report on Form 8-K.

(b)	Pro forma financial information.

In accordance with Item 9.01(b), our pro forma financial statements are filed as Exhibit 99.3 to this Current Report on Form 8-K.

(c)	Exhibits

Exhibit No.	Description

2.1
Stock Purchase and Share Exchange Agreement dated May 2, 2007 by and among Family Healthcare Solutions, Inc., certain FHCS shareholders, Mega Media Group, Inc. and certain MMG shareholders and note holders.

14.1	Code of Ethics

16.1	Letter from Michael Moore & Associates

17.1	Resignation letter from Teodoro F. Franco L, Sole Officer and Director of FHCS, dated June 20, 2007.

99.1	Mega Media Group, Inc. audited financial statements for the fiscal years ended January 31, 2007 and 2006.

99.2	Mega Media Group, Inc. unaudited financial statements for the three months ended April 30, 2007 and 2006.

99.3	Pro forma unaudited consolidated financial statements as of April 30, 2007 and for the three months ended April 30, 2007 and the year ended January 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY HEALTHCARE SOLUTIONS, INC.

Date: July 30, 2007	By:	/s/ Aleksandr Shvarts
ALEKSANDR SHVARTS
Chief Executive Officer